Exhibit 99.1

Tri-Tech Holding Announces Management Changes

Beijing, China – September 18, 2013 – Tri-Tech Holding Inc. (Nasdaq: TRIT), which provides turn-key water resources management, water and wastewater treatment, industrial safety and pollution control solutions, announced changes to its senior management designed to address the business challenges the Company has recently faced.

Summary of Management Changes:

Name	Prior Positions	New Positions
Gavin Cheng	Member of Board of Directors and Chief Executive Officer	Member of the Board of Directors
Phil Fan	Member of the Board of Directors, Chief Financial Officer and president of International Subsidiaries	Member of the Board of Directors and Chief Executive Officer
Peter Dong	Member of the Board of Directors and Chief Operating Officer	Member of the Board of Directors, Chief Financial Officer and Chief Operating Officer

The new CEO of the Company, Mr. Phil Fan, commented, “As the new CEO of the Company, I will focus on improving cash flows and profitability, controlling costs and expenses, and building a stronger and more competitive company for the shareholders.” Mr. Warren Zhao, Chairman of the Board of Directors of the Company, added, “We appreciate Gavin’s efforts during a difficult time for our Company and are pleased to continue to benefit from his guidance on the Board.”

About Tri-Tech Holding Inc.

Tri-Tech is an innovative provider of consulting, engineering, procurement, construction and technical services. The Company supports government, state owned entities and commercial clients by providing efficiency oriented solutions focused on treatment of water and waste water, management of water resources and water-efficient irrigation, as well as industrial emission and safety controls. With software copyrights, product patents, and capable employees in China, the U.S. and India, Tri-Tech’s capabilities span the cycle of innovation. Please visit www.tri-tech.cn for more information.

An online investor kit including a company profile, presentations, press releases, current price quotes, stock charts and other valuable information for investors is available at http://www.tri-tech.cn/ir. To subscribe to future releases via e-mail alert, visit http://www.tri-tech.cn/ir/info/request .

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This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include references to corporate restructuring efforts and other statements concerning plans, objectives, goals, strategies, future events such as project payments, results of marketing efforts or performance, future government initiatives, expected actions by third parties and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tri-Tech Holding Inc.

www.tri-tech.cn
IR Department
+86 10 57323666
ir@tri-tech.cn

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